EXHIBIT 16.1

August 30, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by National Coal Corp. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of National Coal Corp.'s Form 8-K report dated August 25, 2006. We agree with the statements concerning our Firm in Item 4.01(a) of such Form 8-K and make no comment whatsoever regarding the statements made by National Coal Corp. in Item 4.01(b) or in the paragraph preceding Item 4.01(a).

Very truly yours,

/s/ Gordon, Hughes & Banks, LLP
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    Gordon, Hughes & Banks, LLP